Exhibit (k)(3)(2)

American National Stock Transfer, LLC

405 Park Avenue

New York, NY 10022

April 29, 2015

Board of Trustees of American Real Estate Income Fund

405 Park Avenue, 14th Floor

New York, NY 10022

Re:        Transfer Agency Fee Waiver Letter Agreement

To the Board of Trustees of American Real Estate Income Fund,

With reference to the Fund Services Agreement dated February 10, 2014 for the American Real Estate Income Fund (the “Trust”) entered into by and between the Trust and American National Stock Transfer, LLC (the “Transfer Agent”), we hereby notify you as follows:

1.	The Transfer Agent agrees to contractually waive and limits its transfer agency fees to the extent necessary to achieve the aggregate transfer agency fees for the Fund as set forth in Appendix A hereto.

2.	We understand and intend that the Trust will rely on this undertaking in overseeing the preparation and filing of the registration statement on Form N-2 for the Trust and any and all amendments to such registration statement with the Securities and Exchange Commission, and for other purposes permitted under Form N-2 and the Investment Company Act of 1940, as amended, and we expressly permit the Trust to do so.

Sincerely,

AMERICAN NATIONAL STOCK TRANSFER, LLC

By:         /s/ Kenneth Jaffe

Kenneth Jaffe

President

AGREED AND ACCEPTED ON BEHALF OF

AMERICAN REAL ESTATE INCOME FUND

By:         /s/ John H. Grady

John H. Grady

President, Treasurer and Secretary

APPENDIX A

Fund	Transfer Agency Fees Waived	Fee	Expiration Date of Waiver
American Real Estate Income Fund	Base Annual Fee		April 29, 2016
	Base annual fee – open account	$14.00
	Base annual fee – closed account	$2.00
The base annual fee is subject to the following minimum annual fee:
	Minimum base annual fee per Fund share class	$15,000
General Activity Charges (as applicable)
	Customer Service Calls	$2.50 per call
	Manual Transactions	$1.00 per transaction
	New Account Opening (manual)	$2.50 per account
	New Account Opening (electronic)	$0.40 per account
	Incoming IRA Transfer from prior custodian	$25.00 per transfer
	IRA Transfer to successor custodian	$25.00 per transfer
	Refund of Excess Contribution	$15.00 per refund
	Distribution to IRA Participant	$15.00 per distribution
24 Hour Automated Voice Response (as applicable)
	Initial set-up (one-time) charge	$1,500.00 per fund family
	Monthly charge	$50.00 per fund
Web Package Fees (as applicable)
	Shareholder Desktop Web Package	$7,500.00 initial installation charge $2,500.00 annual maintenance (invoiced annually in advance)
	Shareholder Desktop Online New Accounts	$2,500.00 initial installation charge $2.50 per new account fee
Fund Data Web Package	$5,000.00 initial installation charge $1,500.00 annual maintenance (invoiced annually in advance)
Additional Charges (as applicable)
Transfer Agency De-Conversion Fee	$10,000.00 record data de-conversion fee upon cancellation or termination of Agreement for any Fund for any other reason than liquidation of Fund
Rule 22c-2 Compliance Fee	$100.00 monthly administration fee per fund family, plus an additional monthly fee of $25.00 per Fund
Special Reports/Programming Fees (as applicable) – All special reports, analyses and/or programming requested by the Trust shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:
ANST Senior & MIS Staff	$200.00 per hour
ANST Junior Staff	$100.00 per hour
Out-of-Pocket Expenses (as applicable)
All out-of-pocket expenses incurred by ANST when performing services, including, but not limited to, the following:

Anti-ID Theft Monitoring
Pro rata portion of SSAE 16 review
Bank Account and other Bank Fees
Proxy Services
Customer Identification/AML Program Costs
Record Storage
Fund Stationery and Supplies
Regulatory fees and assessments
Locating Lost Shareholders/Escheatment Costs
State and federal filing fees and assessments
NSCC Charges
Tax Reporting
Postage
Telephone and Toll Free Lines
Pre and Post Sale Fulfillment
Travel Requested by the Trust
Printing Fund Documents